ACE*COMM AND i3 MOBILE SHAREHOLDERS APPROVE MERGER

Gaithersburg, MD – Monday, December 8, 2003 - ACE*COMM Corporation (NASDAQ:ACEC), a global provider of advanced operations support systems (OSS) solutions for communications networks, today completed its previously announced merger with i3 Mobile, Inc., acquiring all the shares of i3 Mobile in exchange for approximately 3.8 million ACE*COMM common shares.

“We are very pleased to have closed this merger, and we are optimistic about the opportunities it represents in terms of providing more fuel for our growth strategies and the potential for creating a stronger technology leadership position in the telecommunications industry’s OSS space,” said George T. Jimenez, CEO of ACE*COMM. “We believe our shareholders will realize significant benefits through an expansion of the Company’s business potential and revenue base.”

Continued Mr. Jimenez: “The i3 Mobile merger is key to the implementation of our OSS-sector growth strategy, which includes an expansion of our addressable markets in two ways: 1) building and acquiring new products and technologies that can be offered to present customers and used to develop adjacent vertical markets; and 2) expanding the Company’s geographic footprint.”

ACE*COMM management believes that the long anticipated upturn in the telecom industry will provide significant opportunities for the Company in the OSS market space, particularly in North America, and that OSS will be critical to the telecom recovery as it helps to reduce operating expenses, conserve capital, and promote customer stability. Completion of the i3 Mobile transaction should give ACE*COMM upside potential for using its established worldwide customer base and channels as the basis for broadening product offerings, and expanding geographic presence, through acquisition and consolidation.

ACE*COMM will be sending i3 Mobile stockholders instructions for exchanging their stock certificates for ACE*COMM stock certificates. ACE*COMM stockholders will not be exchanging any shares in the merger.

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A Fact Sheet related to the merger is available online at:
http://www.acecomm.com/investors/i3mobile.htm

ACE*COMM’s CEO, George T. Jimenez, will host an “Ask the CEO” Forum on the Yahoo Finance Message boards. Questions directed to Mr. George Jimenez will be collected from the Yahoo Finance message boards until 5:00 PM EST on Thursday, December 11, 2003. Questions may also be forwarded directly to investor@acecomm.com.

About ACE*COMM

ACE*COMM is a global provider of advanced Convergent Mediation™ products and Enterprise Telemanagement software applications. ACE*COMM’s solutions are employed in wired and wireless networks that deliver voice, data, mixed media and Internet communications. Their proven technology provides the ability to capture, secure, validate, and enhance data from multiple networks. These operations are performed interactively with a data warehouse, and processed information is distributed in near real-time, to all types of carrier OSS (Operations Support Systems) and BSS (Business Support Systems). Solutions are matched to each customer’s business environment. They provide the analytical tools required to extract knowledge from operating networks — knowledge our customers use to generate more revenue, reduce costs, accelerate time-to-market for new services, and deliver more effective customer support.

For more than 20 years, ACE*COMM technology has been effectively deployed in over 3500 installations in more than 65 countries world-wide — including over 100 installations in China — enabling the success of customers and partners such as AT&T, Cisco, Marconi, Motorola, Alcatel, General Dynamics, TRW, Unisys and Siemens. ACE*COMM is a registered ISO 9001 quality standard company. For more information, visit www.acecomm.com.

ACE*COMM, NetPlus, the ACE*COMM logo and N*VISION are registered trademarks, and Convergent Mediation is a trademark of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialise, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission.

Media Relations Contact:
Marcie Weber
Direct: 1(613) 730-4726

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